Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441  •  (763)551-5000  •  Fax (763)551-5198  •  www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

APPROVED BY:	Andrew Moller
Executive Vice President and Chief
Financial Officer
(763) 551-5000

CONTACT:	Investor Relations:
Joe Teklits/Bill Zima
Integrated Corporate Relations
(203) 682-8200

CHRISTOPHER & BANKS CORPORATION REPORTS
FISCAL SECOND QUARTER 2007 RESULTS
~Second Quarter Same-Store Sales Increase 8%~
~Second Quarter Net Income Increases 39% to $7.9 Million~
~Increases Fiscal 2007 Earnings Guidance~

Minneapolis, MN, September 19, 2006 – Christopher & Banks Corporation (NYSE: CBK) today reported results for its fiscal second quarter and six months ended August 26, 2006.

Net sales in the second quarter increased 19% to $131.6 million, from $110.8 million in the prior year period, while same-store sales increased 8%.  Net income for the second quarter increased 39% to $7.9 million, or $0.21 per diluted share, compared with $5.7 million, or $0.16 per diluted share, in the year ago period.

For the six month period ended August 26, 2006, net sales increased 17% to $274.1 million from $233.5 million, while same-store sales rose 8%.  Net income was $22.5 million, or $0.60 per diluted share, compared to $15.0 million, or $0.41 per diluted share, in the prior year period.

The Company opened 51 new stores and closed three stores in the first half of the fiscal year, bringing the total number of stores to 753 as of August 26, 2006, compared to 674 stores at August 27, 2005. The Company plans to open 27 additional stores during the remainder of the fiscal year with substantially all of the stores opening in the third quarter.

Joe Pennington, Chief Executive Officer of Christopher & Banks Corporation, commented, “We are pleased with our second quarter results.  The strength of our merchandise assortment drove our 8% increase in quarterly same-store sales.  Our dollars per transaction showed significant improvement over the prior year as our customers responded very favorably to the lighter weight fabrics of our “buy now”, “wear now” merchandise assortments.  We continued to effectively manage our inventory and finished the quarter with 2% less total inventory per store than at the end of last year’s second quarter.”

Mr. Pennington concluded, “Our month-to-date September business has continued the positive trend we experienced in the first half of the fiscal year and we currently anticipate a high single digit percent increase in same-store sales for the month ending September 23, 2006.  As we look forward, we are optimistic that our customers will continue to react positively to the changes we made to our merchandise assortment for the Fall and Holiday seasons.”

Financial Outlook

For the third quarter ending November 25, 2006, earnings are anticipated to be in the range of $0.31 to $0.32 per diluted share.  Third quarter guidance takes into account the impact of expensing stock-based compensation.  In last year’s third quarter, the Company earned $0.24 per diluted share.

For the fiscal year ending March 3, 2007, the Company has increased its guidance to $1.14 to $1.16 per diluted share.  Full year earnings guidance includes the effect of expensing stock-based compensation.  In fiscal 2006, the Company earned $0.84 per diluted share.

The Company also announced that it repurchased 60,000 shares of its common stock during August under the Company’s recently announced $20 million stock repurchase program.

The Company will discuss its second quarter results in a conference call scheduled for today, September 19, 2006, at 5:00 p.m. Eastern Time.  The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com.

Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women’s clothing. The Company currently operates 755 stores in 45 states under the names: Christopher & Banks, C.J. Banks and Acorn.  The Company currently has 518 Christopher & Banks stores, 205 C.J. Banks stores and 32 Acorn stores.

This release contains forward-looking statements regarding the Company’s anticipated September same-store sales increase of a high single digit percent and its positive outlook for sales in the Fall and Holiday seasons.  This release also contains forward looking statements regarding the Company’s earnings guidance of $0.31 to $0.32 per diluted share for the third quarter of fiscal 2007 and of $1.14 to $1.16 per diluted share for the fiscal year ending March 3, 2007.  The achievement of such results is subject to certain risks and uncertainties that may cause actual results to differ materially from those projected.  Such risk factors include, but are not limited to, adverse changes in economic, market and weather conditions, shifts in consumer tastes and spending habits that result in decreased sales, the failure to realize expected economies gained through the use of private label and direct import merchandise, problems in managing growth and other factors outside the Company’s control, including factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that may arise after the date hereof.

Financial Statements Follow

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE INCOME STATEMENT

FOR THE QUARTERS AND SIX MONTHS ENDED

AUGUST 26, 2006 AND AUGUST 27, 2005

(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	August 26,	August 27,	August 26,	August 27,
	2006	2005	2006	2005

Net sales	$131,553	$110,806	$274,084	$233,484

Costs and expenses:
Merchandise, buying and occupancy	78,803	66,782	157,365	138,854
Selling, general and administrative	36,111	30,666	72,192	61,958
Depreciation and amortization	5,017	4,545	9,999	9,022
Total costs and expenses	119,931	101,993	239,556	209,834

Operating income	11,622	8,813	34,528	23,650

Interest income	1,325	460	2,287	787

Income before income taxes	12,947	9,273	36,815	24,437

Income tax provision	5,023	3,579	14,284	9,433

Net income	$7,924	$5,694	$22,531	$15,004

Basic earnings per share:
Net income	$0.21	$0.16	$0.61	$0.42

Basic shares outstanding	37,401	35,840	36,901	35,793

Diluted earnings per share:
Net income	$0.21	$0.16	$0.60	$0.41

Diluted shares outstanding	38,049	36,212	37,573	36,158

Dividends per share	$0.04	$0.04	$0.08	$0.08

CHRISTOPHER & BANKS CORPORATION

UNAUDITED COMPARATIVE BALANCE SHEET

(in thousands)

	August 26,	August 27,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$82,423	$35,857
Short-term investments	44,325	26,876
Merchandise inventories	44,427	40,552
Other current assets	17,541	12,065
Total current assets	188,716	115,350

Property, equipment and improvements, net	124,593	115,156

Other assets:
Goodwill	3,587	3,587
Other	910	957
Total other assets	4,497	4,544

Total assets	$317,806	$235,050

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,827	$8,728
Accrued liabilities	26,538	15,875
Total current liabilities	37,365	24,603

Other liabilities:
Deferred lease incentives	21,659	19,864
Other	12,003	13,380
Total other liabilities	33,662	33,244

Stockholders’ equity:
Common stock	449	427
Additional paid-in capital	101,512	62,886
Retained earnings	206,594	174,466
Common stock held in treasury	(61,776)	(60,576)
Total stockholders’ equity	246,779	177,203

Total liabilities and stockholders’ equity	$317,806	$235,050